UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. N/A )

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ATLANTIC SOUTHERN FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

4077 Forsyth Road

Macon, Georgia 31210

(478) 757 – 8181

March 31, 2006

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia on Tuesday, April 25, 2006, at 10:00 a.m. This is the second annual meeting of Atlantic Southern Financial Group, Inc., which changed its name from NSB Holdings, Inc. in December 2005, and is the parent company of Atlantic Southern Bank, formerly New Southern Bank. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. At the meeting, we will also report on our operations during the past year and during the first quarter of 2006, as well as our plans for the future.

Please take this opportunity to become involved in the affairs of Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank. Whether or not you expect to be present at the meeting, please mark, date, and sign the enclosed proxy, and return it to us in the envelope provided as soon as possible. Returning the proxy will NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

/s/ Mark A. Stevens

Mark A. Stevens
President and Chief Executive Officer

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

4077 Forsyth Road

Macon, Georgia 31210

(478) 757-8181

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2006

The annual meeting of shareholders of Atlantic Southern Financial Group, Inc. will be held on Tuesday, April 25, 2006, at 10:00 a.m. at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia for the following purposes:

(1)                                  To elect five (5) Class I directors who will serve a three-year term expiring at the 2009 annual meeting;

(2)                                  To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The board of directors has set the close of business on March 24, 2006, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy as soon as possible. Promptly returning your proxy will help ensure the greatest number of shareholders are present at the meeting in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ Mark A. Stevens

Mark A. Stevens
President and Chief Executive Officer

March 31, 2006

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

4077 Forsyth Road

Macon, Georgia 31210

(478) 757-8181

PROXY STATEMENT FOR 2006 ANNUAL MEETING

INTRODUCTION

Time and Place of the Meeting

Our board of directors is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Tuesday, April 25, 2006, at 10:00 a.m. at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia and at any adjournments of the meeting. This is the second annual meeting of Atlantic Southern Financial Group, Inc. (“Atlantic Southern” or the “Company”), which changed its name from NSB Holdings, Inc. in November, 2005, and is the parent company of Atlantic Southern Bank, formerly New Southern Bank.

Record Date and Mailing Date

The close of business on March 24, 2006, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this proxy statement and the accompanying proxy to shareholders on or about March 31, 2006.

Number of Shares Outstanding

As of the close of business on the record date, the Company had authorized 10,000,000 shares of common stock, $5.00 par value, of which 2,604,052 shares were issued and outstanding. Each issued and outstanding share of common stock is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposal To Be Considered

Shareholders will be asked to consider at the meeting the proposal to elect five (5) persons to serve as Class I directors of the Company for a three-year term. The nominees for Class I directors, as well as the continuing directors, are described beginning on page 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

APPROVAL OF THE PROPOSAL

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the director nominees and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. If any nominee for election to the board of directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the board of directors.

Revocation of Proxies. An Atlantic Southern shareholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by:

•             Giving written notice of revocation to Atlantic Southern;

•             Properly submitting to Atlantic Southern a duly executed proxy bearing a later date; or

•             Attending the annual meeting and voting in person.

All written notices of revocation and other communications concerning proxies should be sent to:  Atlantic Southern Financial Group, Inc., 4077 Forsyth Road, Macon, Georgia 31210; Attention:  Carol Soto.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of common stock is represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Only those votes actually cast for the election of a director, however, will be counted for purposes of determining whether a particular director nominee receives sufficient votes to be elected. To be elected, a director nominee must receive more votes than any other nominee for the particular seat on the board of directors. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. At the present time we do not know of any competing nominees.

Abstentions. A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter.

Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.

Approval of any other matter that may properly come before the annual meeting requires the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter. Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes.

SOLICITATION OF PROXIES

Atlantic Southern Financial Group, Inc. will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

ELECTION OF DIRECTORS

Atlantic Southern Financial Group, Inc.’s articles of incorporation provide for a staggered Board of Directors so that, as nearly as possible, one-third of the directors will be elected each year to serve three-year terms. The terms of each class expires at the annual meeting in the years indicated below and when their successors are elected and qualified.

The following table shows for each director:  (a) his or her name; (b) his or her age at December 31, 2005; (c) how long he or she has been a director of Atlantic Southern Financial Group or Atlantic Southern Bank; (d) his or her position(s) with Atlantic Southern Financial Group or Atlantic Southern Bank, other than as a director; and (e) his or her principal occupation and recent business experience for the past five years.

Director Nominees

Name (Age)	Director Since	Position with Atlantic Southern Financial Group and Business Experience

Class I Directors (Term Expiring 2009):

Peter R. Cates (41)	2001

Vice President of Finance Administration of Asbury Theological Seminary since 2005; Attorney at Smith, Hawkins, Hollingsworth & Reeves, LLP from 2002-2005; Attorney at Miller, Cowart & Howe, LLP from 1990-2002.

Dr. Laudis (Rick) H. Lanford (47)	2001

Ordained Elder in the United Methodist Church, Executive Director of The Foundation for the Methodist Home for Children and Youth since 2001, and Vice President for Development of the Methodist Home for Children and Youth in Macon since 1994.

J. Russell Lipford, Jr. (57)	2001	Chairman and Partner in the accounting firm of Clifton, Lipford, Hardison, & Parker, LLC since 1974.

Dr. Hugh F. Smisson, III (48)	2001

Board-certified neurosurgeon; Vice President of the Neurosurgical Institute of Central Georgia, P.A.; Founder, President and Chief Executive Officer of Smisson-Cartledge Biomedical, LLC (biomedical company).

Donald L. Moore, Jr. (61)	—	President of Donald L. Moore, Jr., Inc., a development and commercial contracting firm with headquarters in Savannah, Georgia, since 1973.

Continuing Directors

Name (Age)	Director Since	Position with Atlantic Southern Financial Group and Business Experience

Class II Directors (Term Expiring 2007):

Carolyn Crayton (74)	2001	Founder of Keep Macon-Bibb Beautiful Commission and the Macon International Cherry Blossom Festival.

Thomas J. McMichael (69)	2001	Retired banker; Member of Houston County Board of Commissioners since 1996.

Tyler J. Rauls, Jr. (61)	2001	Founder and President of Southeastern Retirement Management, Inc. (development and management of retirement communities) since 1986.

Mark A. Stevens (54)	2001

President and Chief Executive Officer of Atlantic Southern Financial Group and Atlantic Southern Bank; Former President and Chief Executive Officer of Colonial Bank’s central Georgia region from 1998 to 2000; Former Senior Vice President and Senior Lender of First Macon Bank and Trust Company from 1988 to 1998.

Name (Age)	Director Since	Position with Atlantic Southern Financial Group and Business Experience

Class III Directors (Term Expiring 2008):

Raymond O. Ballard, Jr. (41)	2001	Sole Member and Manager of Placemaker, LLC; Co-owner of Buildsouth, LLC: President of Rob Ballard Homes, Inc. (construction) since 2000.

J. Douglas Dunwody (48)	2001	Majority Owner and President of Dunwody Insurance Agency, Inc. since 1984.

William A. Fickling, III (49)	2001	Chairman of the Board of Directors of Atlantic Southern Bank; Private investment portfolio manager and Vice President of Mulberry Street Investment Company, LP. Since 1986.

Carl E. Hofstadter (50)	2001	Founder and President of Hofstadter and Associates, Inc. (engineering consulting) since 1982.

George Waters, Jr. (46)	2001	President and Majority Owner of Waters and Sons Construction and Paving, Inc. and Flowline Curbing & Construction, Inc since 1981; Owner and General Manager of Mid-Georgia Grading, Inc. since 1995.

Recommendation

The Board of Directors recommends that you vote FOR the election of each director nominee named above.

Information about the Board of Directors and its Committees

Our Board of Directors.   During the year ended December 31, 2005, the Board of Directors of the bank held 14 meetings. All incumbent directors attended at least 75% of the total number of meetings of our Board of Directors and committee meetings.

We are governed by a Board of Directors and various committees of the Board that meet throughout the year. We currently have thirteen directors, each of whom serves for a three-year term unless such director resigns or is removed. However, the number of directors will increase to fourteen if Donald Moore is elected at the 2006 Annual Meeting. Directors discharge their responsibilities throughout the year at board and committee meetings and also through telephone contact and other communications with the chairman and chief executive officer and other officers.

Committees of the Board.   The Board of Directors has established an Audit Committee, which recommends to the Board of Directors the independent public accountants to be selected to audit our annual financial statements, evaluates internal accounting controls, reviews the adequacy of the internal audit budget, personnel and plan, and determines that all audits and exams required by law are performed fully, properly, and in a timely fashion. The Audit Committee members are: J. Russell Lipford, Jr. (chairperson), William A. Fickling, III, Raymond O. Ballard, J. Douglas Dunwody, and Laudis H. Lanford. Each of these members meets the requirement for independence as defined by the National Association of Securities Dealers’ listing standards. The Board has determined that Mr. Lipford meets the criteria specified under applicable SEC regulations for an “audit committee” financial expert and that all of the committee members are financially sophisticated. During the fiscal year ended December 31, 2005, the Audit Committee held five meetings.

The Board of Directors has established an Executive Committee, which is responsible for establishing targets and awards for any incentive compensation plan, reviewing salary ranges and fringe benefits, and reviewing and approving remuneration of the executive officers. The current Executive Committee members are: J. Russell Lipford, Jr., Mark A. Stevens, Carl E. Hofstadter, Tyler J. Rauls, Jr. and William A. Fickling, III. During the fiscal year ended December 31, 2005, the Executive Committee held 16 meetings. Also, the Executive Committee is responsible for administering the 2001 Incentive Plan, including granting awards of stock-based compensation pursuant to the plan.

We do not have a standing nominating committee for director nominees and have not adopted a nominating committee charter. Rather, the full Board of Directors participates in the consideration of director nominees. Each of our directors, except for Mr. Stevens, is an independent director under the National Association of Securities Dealers’ definition of “independent director.” Since only one of our directors is not independent, we believe a standing nominating committee for director nominees is not necessary.

Audit Committee Report

The audit committee reports as follows with respect to the audit of Atlantic Southern’s 2005 audited consolidated financial statements.

•             The audit committee has reviewed and discussed Atlantic Southern’s 2005 audited consolidated financial statements with management;

•             The audit committee has discussed with the independent auditors Thigpen, Jones, Seaton & Co., P.C. the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of Atlantic Southern’s consolidated financial statements;

•             The audit committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor’s independence from the corporation and its related entities) and has discussed with the auditors the auditors’ independence from Atlantic Southern; and

•             Based on review and discussions of Atlantic Southern’s 2005 audited consolidated financial statements with management and discussions with the independent auditors, the audit committee recommended to the Board of Directors that Atlantic Southern’s 2005 audited consolidated financial statements be included in Atlantic Southern’s Annual Report on Form 10-K.

March 31, 2006	Audit Committee:	J. Russell Lipford, Jr. (Chairperson)
William A. Fickling, III
Raymond O. Ballard
J. Douglas Dunwody
Laudis H. Lanford

Executive Officers

The following table shows for each executive officer of the Company and the Bank: (a) his or her name; (b) his or her age at December 31, 2005; (c) how long he or she has been an officer of the Company; and (d) his or her positions with the Company and the Bank.

Name (Age)	Officer Since	Position with Atlantic Southern Financial Group and New Southern Bank

Mark A. Stevens (54)	2001	President and Chief Executive Officer of Atlantic Southern Financial Group and Atlantic Southern Bank

Gary P. Hall (62)	2001	Executive Vice President and Chief Lending Officer of Atlantic Southern Financial Group and Atlantic Southern Bank

Carol W. Soto (47)	2001	Executive Vice President, Chief Financial Officer and Secretary of Atlantic Southern Financial Group and Atlantic Southern Bank

Brandon L. Mercer (29)	2002	First Senior Vice President Corporate Lending, Atlantic Southern Bank.

We have adopted a Code of Business Conduct and Ethics ( the “Code”) that applies to all of our principal executive, financial and accounting officers. We believe the Code is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including: the ethical handling of conflicts of interest; full, fair and accurate disclosure in filings and other public communications made by us; compliance with applicable laws; prompt internal reporting of violations of the Code; and accountability for adherence to the Code. A copy may also be obtained, without charge, upon written request addressed Atlantic Southern Financial Group, Inc., 4077 Forsyth Road, Macon, Georgia 31210, Attention: Chief Financial Officer. The request may be delivered by letter to the address set forth above or by fax to the attention of Atlantic Southern Financial Group’s Chief Financial Officer at (478) 405-9157.

EXECUTIVE COMPENSATION

The following table sets forth various elements of compensation awarded to or paid by us for services rendered in all capacities during the last three fiscal years to our Chief Executive Officer, our Chief Lending Officer, our Chief Financial Officer, and our Corporate Lending Senior Vice President. No other executive officer received a combined payment of salary and bonus in excess of $100,000 for services rendered during the fiscal year of 2005.

Summary Compensation Table

		Annual Compensation(13)			Other
				Other Annual		Compensation ($)
Name and Position	Year	Salary	Bonus($)	Compensation($)		(14)
Mark A. Stevens	2005	$170,000	$70,020	$16,846	(1)	$9,432
President, Director and Chief	2004	142,594	0	8,948	(2)
Executive Officer	2003	135,804	10,000	4,551	(3)

Gary P. Hall	2005	$133,400	$30,020	$5,101	(4)	$9,792
Executive Vice President	2004	115,794	0	4,903	(5)
Chief Lending Officer	2003	110,276	4,500	3,687	(6)

Carol Soto	2005	$105,833	$30,020	$2,799	(7)	$2,106
Executive Vice President	2004	82,898	0	2,696	(8)
Chief Financial Officer and Secretary	2003	78,000	4,500	2,632	(9)

Brandon L. Mercer	2005	$105,833	$30,020	$2,841	(10)	$1,010
Senior Vice President	2004	91,146	0	2,340	(11)
Corporate Lending	2003	75,000	5,750	1,266	(12)

(1)             Consists of $4,294 matching contribution to 401(k) account and directors fees of $12,000.

(2)             Consists of $4,396 matching contribution to 401(k) account and directors fees of $4,000.

(3)             Consists of $3,819 matching contribution to 401(k) account.

(4)             Consists of $1,584 payment on life insurance policy and $3,517 matching contribution to 401(k) account.

(5)             Consists of $1,441 payment on life insurance policy and $3,462 matching contribution to 401(k) account.

(6)             Consists of $3,061 matching contribution to 401(k) account.

(7)             Consists of $2,493 matching contribution to 401(k) account.

(8)             Consists of $2,487 matching contribution to 401(k) account.

(9)             Consists of $2,244 matching contribution to 401(k) account.

(10)       Consists of $2,719 matching contribution to 401(k) account.

(11)       Consists of $2,250 matching contribution to 401(k) account.

(12)       Consists of $366 payment on life insurance policy and $900 matching contribution to 401(k) account.

(13)       We have omitted information on “perks” and other personal benefits with an aggregate value below the minimum amount required for disclosure under the Securities and Exchange Commission regulations.

(14) All Other Compensation for 2005 includes the amount contributed to the named executive’s Salary Continuation Agreement.

Option Grants in Last Fiscal Year

There were no options granted during 2005. Of Mr. Stevens’ outstanding options, 24,000 (adjusted for stock-split) vested in equal increments over five years, and as of October 6, 2005, 36,000 (adjusted for stock-split) shares granted in 2002 will now vest in equal increments over five years. The October 6, 2005 amendment to the Incentive Stock Option Award also provides that the options shall fully vest upon Mr. Stevens’ death. Mr. Hall’s outstanding options vest and become exercisable in equal increments over five years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows the number of shares underlying stock options held by the executive officers named in the summary compensation table.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at December 31, 2005				Value of Unexercised In the Money Options at December 31, 2005(1)
Name	on Exercise(#)	Realized ($)	Exercisable		Unexercisable		Exercisable	Unexercisable
Mark A. Stevens	0	$0	19,200	(2)	4,800	(2)	$337,536	$84,384
			21,600	(3)	14,400	(3)	347,328	231,552
Gary P. Hall	0	0	9,600	(2)	2,400	(2)	168,768	42,192
			2,925	(3)	1,950	(3)	47,034	31,356
Carol Soto	0	0	7,800	(2)	1,950	(2)	137,124	34,281
			1,625	(3)	3,250	(3)	26,130	52,260
Brandon L. Mercer	0	0	4,500	(2)	3,000	(2)	79,110	52,740
			1,250	(3)	2,500	(3)	20,110	40,200

(1)             As of December 31, 2005, the market price of our common stock was $24.25 per share (trades occurred since being quoted on the OTC Bulletin Board may not be representative of the actual value of our common stock). The value of the options was calculated by subtracting the exercise price from this amount.

(2)             Based on $6.67 per share, post-split exercise price.

(3)             Based on $8.17 per share, post-split exercise price.

Employment Agreements

We regularly evaluate the total compensation paid to our senior management to link their compensation to our operating performance in the short- and long-term. To that end, we are analyzing implementing bonus structures, supplemental retirement plans and equity based and other long-term incentive programs that are consistent with those found in our industry. Our current employment agreements with our senior management are described below.

Mark A. Stevens.   Effective October 6, 2005 we entered into an amended and restated employment agreement with Mark A. Stevens, which provides that he will continue to serve as our president and chief executive officer. Under the terms of the employment agreement, Mr. Stevens receives a base salary of $184,450 per year. Pursuant to the employment agreement, we may pay Mr. Stevens annual bonus compensation that is 50% to 75% of his base salary. The maximum target bonus award is $138,338, which is calculated on the bank’s earnings, and based on our performance meeting a targeted return on assets of 1.0% and asset growth of 50% over 2006. The minimum target bonus award is $92,225, which is based on meeting a targeted return on assets of 0.90% and asset growth of 30%. Both bonus calculations are determined in accordance with generally accepted accounting principles by our independent certified public accountants. We provide Mr. Stevens with an automobile for business and personal use. We also pay operating, maintenance and related automobile expenses.

The initial term of Mr. Stevens’ amended and restated employment agreement is three years. At the end of three years, the term will be automatically extended for successive twelve-month periods unless one party gives notice of intention not to extend the agreement. We will be obligated to pay Mr. Stevens his base salary for 12 months if we terminate his employment without cause, or if he terminates his employment for cause. If Mr. Stevens becomes disabled, we may terminate the employment agreement and will be obligated to pay him for six months, or until he begins receiving payments under our long-term disability policy.

Upon a change of control, Mr. Stevens will be entitled to severance compensation equal to 12 months of his base salary if we or our successor terminates his employment other than for cause or if he terminates for cause. Cause for terminating employment is defined in Mr. Stevens’ employment agreement. In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Mr. Stevens is prohibited from competing with us and soliciting our customers or employees. The noncompetition and the nonsolicitation provisions of the agreement only apply if Mr. Stevens terminates his employment without cause or in connection with a change of control, or if we terminate his employment for cause.

Effective November 1, 2005, we entered into a salary continuation agreement with Mr. Stevens which provides annual benefits, paid out in equal monthly installments, based on a percentage of Mr. Stevens final annual base expected salary, upon his retirement after reaching age 65. The initial percentage base of the salary payable is 40%. In the event Mr. Stevens voluntarily or involuntarily resigns, he will be entitled to the vested percentage of the benefits actually accrued under the salary continuation agreement. These benefits vest by 20% of the expected salary in the first Plan Year, and an additional 20% for each succeeding Plan Year until Mr. Stevens becomes 100% vested. In the event of a change of control (as defined in the salary continuation agreement) Mr. Stevens will be entitled to 100% of the benefits actually accrued. In the event Mr. Steven dies while benefits are still payable, his designated beneficiary will be entitled to all payments at the same time and in the same manner.

Gary P. Hall.   Effective December 10, 2001, we entered into an employment agreement with Gary Hall, which provides that he will serve as our executive vice president. Under the terms of the employment agreement, Mr. Hall receives a base salary that is currently set at $150,000 per year. Pursuant to the employment agreement, under our 2001 Stock Incentive Plan, we granted Mr. Hall an incentive stock option to purchase 12,000 (adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share. The option generally will vest and become exercisable in 20% increments over 5 years, commencing on the first anniversary of the option grant date and continuing for the next four successive anniversaries.

The initial term of Mr. Hall’s employment agreement was three years. At the end of three years, the term was automatically extended for successive twelve-month periods, and will continue until one party gives notice of intention not to extend the agreement. We are obligated to pay Mr. Hall his base salary for 12 months if we terminate his employment without cause, or if he terminates his employment for cause. If Mr. Hall becomes disabled, we may terminate the employment agreement and will be obligated to pay Mr. Hall for three months, or until he begins receiving payments under our long-term disability policy.

Upon a change of control, Mr. Hall will be entitled to severance compensation equal to 12 months of his base salary if we or our successor terminates his employment other than for cause or if he terminates for cause. Cause for terminating employment is defined in Mr. Hall’s employment agreement. In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Mr. Hall is prohibited from competing with us and soliciting our customers or employees. The noncompetition and the nonsolicitation provisions of the agreement only apply if he terminates his employment without cause or in connection with a change of control, or if we terminate his employment for cause.

Effective November 1, 2005, we entered into a salary continuation agreement with Mr. Hall, which is generally the same as the agreement with Mr. Stevens, except Mr. Hall will be entitled to an annual benefit of $36,000 for twelve years upon his retirement after reaching age 67.

Carol Soto.   Effective July 10, 2003, we entered into an employment agreement with Carol Soto, which provides that she will serve as our Executive Vice President and Chief Financial Officer. Under the terms of the employment agreement, Ms. Soto receives a base salary that is currently set at $121,000 per year. Pursuant to the employment agreement, under our 2001 Stock Incentive Plan, we granted Ms. Soto an incentive stock option to purchase 9,750 (adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share. The option generally will vest and become exercisable in 20% increments over 5 years, commencing on the first anniversary of the option grant date and continuing for the next four successive anniversaries.

The initial term of Ms. Soto’s employment agreement was three years. At the end of three years, the term will automatically extend for successive twelve-month periods, and will continue until one party gives notice of intention not to extend the agreement. We are obligated to pay Ms. Soto her base salary for 12 months if we terminate her employment without cause, or if she terminates her employment for cause. If Ms. Soto becomes disabled, we may terminate the employment agreement and will be obligated to pay Ms. Soto for three months, or until she begins receiving payments under our long-term disability policy.

Upon a change of control, Ms. Soto will be entitled to severance compensation equal to 12 months of her base salary if we or our successor terminates her employment other than for cause or if she terminates for cause. Cause for terminating employment is defined in Ms. Soto’s employment agreement. In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Ms. Soto is prohibited from competing with us and soliciting our customers or employees. The noncompetition and the nonsolicitation provisions of the agreement only apply if she terminates her employment without cause or in connection with a change of control, or if we terminate her employment for cause.

Effective November 1, 2005, we entered into a salary continuation agreement with Ms. Soto, which is generally the same as the agreement with Mr. Stevens, except Ms. Soto will be entitled to an annual projected benefit of 30% of her final annual base salary, subject to annual increases of 4%, upon her retirement after reaching age 60. In the event Ms. Soto voluntarily or involuntarily resigns, she will be entitled to the vested 10 percent of the benefits actually accrued under her agreement for the first Plan Year, and an additional 10 percent of said amount for each succeeding Plan Year. Finally, there is no provision made for Ms. Soto in the event of a change of control.

Brandon L. Mercer.   Although we have not entered into an employment agreement with Mr. Mercer, we are currently paying him a base salary of $121,000. On January 1, 2005, we entered into an executive bonus agreement with Mr. Mercer. Upon his completion of five consecutive years of participation, we will provide Mr. Mercer with a $250,000 bonus, in a lump sum, payable within thirty (30) days following the completion of the fifth year of participation.

Upon a change of control prior to the end of the fifth consecutive year of participation, Mr. Mercer will be entitled to the accrual balance of the bonus award, determined as of his separation from service. However, we will not pay any of the bonus award, under our agreement, if Mr. Mercer terminates his employment before the completion of his fifth consecutive year (whether due to termination for cause, as defined in his agreement, involuntary termination without cause, or a voluntary resignation) for reasons other than death, disability or following a change of control. If Mr. Mercer becomes disabled, we may terminate the bonus agreement and will be obligated to pay Mr. Mercer the accrual balance of the bonus award determined as of his separation from service.

Effective November 1, 2005 we entered into a salary continuation agreement with Mr. Mercer, which is generally the same as the agreement with Mr. Stevens, except Mr. Mercer will be entitled to an annual projected benefit of 30% of his final annual base salary, subject to annual increases of 4%, upon his retirement after reaching age 50. In the event Mr. Mercer voluntarily or involuntarily resigns, his benefits will not begin to vest until the sixth Plan Year, after which he is entitled to the vested 10 percent of the benefits actually accrued under his agreement. Also, he is entitled to an additional 10 percent of said amount for each succeeding Plan Year. Finally, there is no provision made for Mr. Mercer in the event of a change of control.

Compensation Committee Interlocks and Insider Participation

The Executive Committee of the Board of Directors serves as its compensation committee. During 2005, the Executive Committee consisted of four non-employee directors: Russell Lipford, Jr., Carl E. Hofstadter, Tyler J. Rauls, Jr. and William A. Fickling, III. Mark A. Stevens also serves on the committee. No executive officer of the Company has served as a director or member of the compensation committee of any entity of which Messrs. Lipford, Hofstadter, Rauls, Fickling, or Stevens has served as an executive officer.

Compensation Committee Report on Executive Compensation

The non-employee members of the Executive Committee (the “Committee”) of the Board of Directors of the Company establish the general compensation policies of the Company and establish the compensation plans and specific compensation levels for executive officers. The Committee generally is responsible for the compensation and benefit plans for all employees and is directly accountable for reviewing and monitoring compensation and benefit plans, and payment and awards under those plans, for the Company’s senior executives, including the Chief Executive Officer and the other named executive officers. In carrying out these responsibilities, the Committee reviews the design of all compensation and benefit plans applicable to executive officers, determines base salaries, reviews incentive performance measures, establishes incentive targets, approves cash incentive awards based on performance, and monitors the administration of the various plans. In all of these matters, the Committee’s decisions are reviewed and approved or ratified by the Board of Directors.

Base Salaries

The salary of the Chief Executive Officer is evaluated solely by the non-employee members of the Committee. Salaries for the other named executive officers generally are recommended by the Chairman and Chief Executive Officer and reviewed by the Committee. The named executive officers and their salaries were listed in the Summary Compensation Table. In each case, salaries were based principally on a subjective review of the executive’s individual performance and degree of experience and were also designed to be competitive with salaries paid to executives in similar positions in financial institutions of comparable asset size.

Executive Incentive Plan for 2006

The Executive Incentive Plan is a bonus plan that is designed to align executive compensation with our operating performance in the short-term and the long-term. If we do not meet our operating performance, growth and revenue goals established by our Board of Directors, the Incentive Plan allows the named executives to receive a prorated bonus, based on the level of our achievement.

If we meet previously established operating performance, growth and revenue goals, Mr. Stevens may earn a bonus up to 75% of his salary. Also, if the Company meets its previously established goals, Mr. Hall, Ms. Soto and Mr. Mercer may each earn up to 35% of their respective salaries.

Long-Term Incentives

Another major objective of the Committee in managing executive compensation is to reward executives for increasing the value of the Company to its shareholders. The Atlantic Southern Financial Group 2001 Stock Incentive Plan (the “Plan”) accomplishes this objective by providing executives with opportunities to earn and acquire a meaningful ownership interest in the Company. The Committee is authorized to make awards of stock options and other stock-based incentives and selects or ratifies the officers and other key employees to whom awards may be made under the Plan.

Because the value of stock options and other stock awards is determined by the price of the common stock, the Committee believes these awards benefit stockholders by linking a potentially significant portion of executive pay to the performance of the common stock. In addition, the Plan assists the Company in attracting and retaining key employees and providing a competitive compensation opportunity. Awards to executive officers under the Plan are granted based on the Committee’s subjective assessment of the executive’s contributions to the Company’s performance and the degree to which compensation in the form of a long-term incentive is likely to produce improved earnings, return on equity and assets and other measures of Company performance. Based on these factors, the Committee has previously granted options to purchase shares of common stock to the executive officers named in the Summary Compensation Table.

Other Benefits

In general, the benefit plans provided to key employees, such health care, life insurance, profit sharing and 401(k), are intended to provide an adequate retirement income as well as financial protection against illness, disability or death. Benefits offered to the named executive officers and other executives include an index retirement plan and bank-owned life insurance.

Compensation of the Chief Executive Officer

In determining the compensation of the Chief Executive Officer, the Committee is guided by the Company’s compensation philosophy as described in this report, the Company’s performance and competitive practices. In 2005, Mr. Steven’s salary was increased by $27,406 to $170,000. He also received a bonus in the amount of $70,020.

Summary

The Company’s executive compensation program encourages executives to manage the Company’s profitability and to increase the value of the business to the shareholders. This emphasis is consistent with the Committee’s policy of linking pay to performance and increasing shareholder value. The Committee believes this approach provides competitive compensation and is in the best interest of the stockholders. The Committee will continue to monitor the effectiveness of the executive compensation program and will initiate changes as it deems appropriate.

Submitted by the following non-employee members of the Executive Committee of the Board of Directors of Atlantic Southern Financial Group.

March 31, 2006	Executive Committee:	Russell Lipford, Jr.
Carl E. Hofstadter
Tyler J. Rauls, Jr.
William A. Fickling, III.

Director Compensation

Directors receive $1,000 per Board meeting for their service as directors; however, the Chairman of the Board of Directors receives $1,500 per Board meeting. In addition, each director that serves on a committee receives $100 per committee meeting attended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists the number and percentage ownership of shares of common stock beneficially owned as of December 31, 2005 by each of our directors, each executive officer named in the summary compensation table presented elsewhere in this prospectus, all directors and executive officers as a group, and each person or entity that beneficially owns 5% or more of our outstanding common stock. Unless otherwise indicated, the address for each person included in the table is 4077 Forsyth Road, Macon, Georgia 31210.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from December 31, 2005. Unless otherwise indicated under “Amount and Nature of Beneficial Ownership,” each person is the record owner of and has sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Beneficially Owned (1)	Warrants and Options Outstanding	Percent of Shares Beneficially Owned (Fully Diluted)(2)
Directors:
Raymond O. Ballard, Jr.	40,528	1.6%	22,500	2.1%
Peter R. Cates	25,500	*	22,500	1.6%
Carolyn Crayton	4,362	*	3,750	*
J. Douglas Dunwody	28,803	1.1%	18,000	1.5%
William A. Fickling, III	221,811	8.5%	60,000	9.3%
Carl E. Hofstadter	64,389	2.5%	45,000	3.6%
Dr. Laudis (Rick) H. Lanford	24,000	*	8,250	1.1%
J. Russell Lipford, Jr.	43,875	1.7%	22,500	2.2%
Thomas J. McMichael	3,750	*	1,500	*
Tyler J. Rauls, Jr.	86,497	3.3%	45,000	4.4%
Dr. Hugh F. Smisson, III	127,824	4.9%	45,000	5.7%
Mark A. Stevens	18,000	*	75,000	3.1%
George Waters, Jr.	21,360	*	15,000	1.2%
Executive Officers (Non-Directors):
Gary Hall	1,500	*	16,875	*
Carol Soto	10,762	*	14,625	*
All Directors and Executive Officers as a Group (15 persons)	722,961	27.8%	415,500	37.7%
Other Holders of 5% or more:
Benjamin W. Griffith, III(3)	135,000	5.2%	0	4.4%

*                    Less than 1%.

(1)             The percentage of our common stock beneficially owned was calculated based on 2,604,052 shares of common stock issued and outstanding as of December 31, 2005.

(2)             The percentage of our common stock beneficially owned was calculated based on 3,048,052, which includes 2,604,052 shares of common stock issued and outstanding as of December 31, 2005, 120,000 shares of common stock, post stock-split, subject to outstanding employee stock options, and 324,000 shares of common stock, post stock-split, subject to organizers’ warrants.

(3)             The address of Mr. Griffith is 6304 Peake Road, Macon, Georgia 31210.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16 of the Securities and Exchange Act of 1934 requires Atlantic Southern’s officers, Directors and greater than 10% shareholders (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of Atlantic Southern’s securities. Based on the Company’s review of the Section 16 Reports furnished to us by our Reporting Persons, all of our Directors and executive officers complied with all Section 16(a) reporting requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We enter into banking and other business transactions in the ordinary course of business with our directors and officers, as well as members of their families and corporations, partnerships or other organizations in which they have a controlling interest. When these transactions occur, each transaction has been on the following terms:

•             In the case of banking transactions, each has been on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Atlantic Southern Financial Group, Inc., or Atlantic Southern Bank.

•             In the case of business transactions, each has been on terms no less favorable to Atlantic Southern Financial Group than could be obtained from an unrelated third party; and

•             In the case of all related party transactions, each has been approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

INDEPENDENT PUBLIC ACCOUNTANTS

Thigpen, Jones, Seaton & Co., P.C. has served as the principal accountants for the Company and the Bank since 2001. A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders. Atlantic Southern Financial Group has selected the accounting firm of Porter Keadle Moore L.L.P. to serve as its principal accountants for the fiscal year ending December 31, 2006.

The following table sets forth the fees billed to the Company for year ended December 31, 2005, and to Atlantic Southern Bank the year ended December 31, 2004 by Thigpen, Jones, Seaton & Co., P.C.

	2005	2004

Audit Fees	$35,500	$25,500
Audit-Related Fees	17,291	20,942
Tax Fees	2,728	2,653
All Other Fees	14,602	1,684
Total Fees	$70,121	$50,779

Audit Fees

Audit fees represent fees billed by Thigpen, Jones, Seaton & Co., P.C. for professional services rendered in connection with the audit of the Company’s annual financial statements for 2005 and the Bank’s annual financial statements for 2004.

Audit Related Fees

Audit related fees represent fees for professional services reasonably related to the performance of the audit or review of the Company’s financial statements for 2005, and the Bank’s financial statements for 2004 not included in “Audit Fees” above. These include review of the financial statements included in the Company’s quarterly filings on Form 10-QSB in 2005, and the Bank’s quarterly filings on Form 10-QSB and annual filings on Form 10-KSB in 2004.

Tax Fees

Tax fees represent the aggregate fees billed for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning during 2005 and 2004.

All Other Fees

The aggregate fees billed for products and services provided by the principal accountant, other than those services listed above, during 2005 and 2004 were $14,602 and $1,684, respectively. The nature of the services comprising the fees disclosed include accounting fees related to financial information included in the forth coming registration statement, employment contract financial analysis, and other non-material miscellaneous audit fees.

The fees billed by Thigpen, Jones, Seaton & Co., P.C. (except for those included in the “All Other Fees”) were pre-approved by the audit committee for the Company and the Bank in accordance with the policies and procedures of the audit committee. The audit committee pre-approves all audit and the majority of non-audit services provided by the independent auditors and may not engage the independent auditors to perform any prohibited non-audit services. For 2005, 80% of the fees incurred were pre-approved.

DIRECTOR NOMINATIONS

Director Nominations. The full Board of Directors of the Company participates in the consideration of director nominees. The Board has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of the Company and the Bank, and professionals in the financial services and other industries. Similarly, the Board does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company, the Bank, and the financial services industry; experience in serving as a director of the Company or the Bank or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Bank; commitment to and availability for service as a director; and any other factors the Board deems relevant.

In accordance with the Company’s bylaws, a shareholder may nominate persons for election as directors if written notice to the Secretary of the nomination is received at the principal executive offices of Atlantic Southern no less than 30 days prior to the date of the annual meeting; provided, however, if less than 40 days’ notice or prior public disclosure of the meeting date is given, the notice must be received no later than the close of business on the tenth day following the date on which the notice was mailed or such public disclosure was made. The notice must set forth:

(1)                                  with respect to the nominee(s), all information regarding the nominee(s) required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (including each nominee’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected);

(2)                                  the name and address of the shareholder making the nomination, as they appear on the books of the Company;

(3)                                  the class and number of shares of Company capital stock beneficially owned by the shareholder making the nomination; and

(4)                                  the total number of shares of the Company that will be voted for the proposed nominee.

The officer presiding at meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing requirements and therefore will be disregarded.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted for consideration at the next annual meeting of shareholders must be received by the Company no later than December 1, 2006, to be included in the 2006 proxy materials. A shareholder must notify the Company before February 1, 2007 if the shareholder has a proposal to present at the 2007 annual meeting which the shareholder intends to present other than by inclusion in the proxy material. If the Company does not receive notice prior to February 1, 2007, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such proposal.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters that may be brought before the meeting. If, however, any matters other than the election of directors and matters to related to the election should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders.

Whether or not you can attend the meeting, please complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

ADDITIONAL INFORMATION

Our company changed its name from NSB Holdings, Inc. to Atlantic Southern Financial Group, Inc. in November 2005. We currently file periodic reports with the Securities and Exchange Commission, however prior to 2005 the Bank filed periodic reports with the Federal Deposit Insurance Corporation (“FDIC”) pursuant to the requirements of the Securities Exchange Act of 1934. The Company will be pleased to make its Annual Report on Form 10-K for the year ended December 31, 2004 available without charge to interested persons. Written requests should be directors to Carol Soto, Chief Financial Officer, New Southern Bank, 4077 Forsyth Road, Macon, Georgia 31210.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 25, 2006

The undersigned hereby appoints Mark A. Stevens and Carol W. Soto, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the common stock of Atlantic Southern Financial Group, Inc., which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia, and at any adjournments of the annual meeting, upon the proposal described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the annual meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL.

Proposal:                                            To elect the following persons to serve as directors for a three-year term until the 2009 annual meeting:

Nominees:	Peter R. Cates Dr. Laudis (Rick) H. Lanford J. Russell Lipford, Jr. Dr. Hugh F. Smisson, III Donald L. Moore, Jr.

☐	For All Nominees	☐	Withhold Authority to Vote
	(except as noted below)		for All Nominees Listed Above

To withhold authority to vote for any nominee, mark “For ALL Nominees” above and write that nominee’s name below:

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction to the contrary is indicated, it will be voted FOR all of the proposals.

Discretionary authority is hereby conferred as to all other matters which may come before the annual meeting.

If stock is held in the name of more than one person, all holders must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature(s) of Shareholder(s)
[LABEL]
Name(s) of Shareholders(s)

	Date:	, 2006
(Be sure to date your Proxy)

Please mark, sign and date this Proxy, and return it in the enclosed return-addressed envelope. No postage necessary.

I WILL	WILL NOT	ATTEND THE ANNUAL SHAREHOLDERS MEETING.

PLEASE RETURN PROXY AS SOON AS POSSIBLE